1333 West Loop South, Suite 1700
Houston, TX 77027
Tel 713.513.3300
www.c-a-m.com

May 8, 2015

Jennifer Hartsock

Dear Ms. Hartsock,

Cameron International Corporation (the “Company”) considers the establishment and maintenance of a sound and vital management to be essential for the protection and enhancement of the best interests of the Company and its shareholders. The Company recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control1 may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that appropriate steps should be taken to assure the Company of the continuation of your service and to reinforce and encourage the attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control. In particular the Committee believes it important, should the Company or its shareholders receive a proposal for or notice of a Change in Control, or consider one itself, that you be able to assess and advise the Company whether such transaction would be or is in the best interests of the Company and its shareholders, and to take such other action regarding such transaction as the Committee might determine to be appropriate, without being influenced by the uncertainties of your own situation.
In order to induce you to remain in the employ of the Company, this letter agreement (the “Agreement”), prepared pursuant to authority granted by the Committee, sets forth the compensation and severance benefits which the Company agrees will be provided to you should your employment with the Company be terminated in connection with a Change in Control under the circumstances described below.
This Agreement shall remain in full force and effect for as long as you remain in your current position with the Company or any other position of equal or higher grade which is classified as entitled to a Change in Control Agreement with the same severance multiple; provided, however, that this Agreement shall terminate and cease to be in full force and effect upon your giving notice of your intent to terminate your employment with the Company for any reason other than Good Reason, whether by Retirement, early retirement, or otherwise. This Agreement supersedes any prior agreement between you and the Company regarding the subject matter hereof. For the avoidance of doubt, this agreement does not supersede the terms of any equity incentive compensation arrangement governing the terms of your equity incentive awards.
1.Termination in Connection with a Change in Control.
(a)If there is a termination of your employment with the Company either by the Company without Cause or by you for Good Reason during the period between the Effective

Date of a Change in Control and two years following the Effective Date (the “Effective Period”), and if such Effective Date occurs during the term of this Agreement, you shall be entitled to the following benefits, whether or not this Agreement has been cancelled prior to the time of your termination:
(i)all benefits conferred upon you by the Severance Package, and
(ii)in addition, all benefits payable under the provisions either of the Company’s employee and executive Plans in which you are a participant immediately prior to the Effective Date, or of those plans in existence at the time of the applicable Termination Date, whichever are more favorable to you, in accordance with the terms and conditions of such Plans or plans, such benefits to be paid under such Plans or plans and not under this Agreement.
(b)Notwithstanding the above, you shall not be entitled to the Severance Package if your termination results from your death or Disability, unless your death or Disability occurs (i) during the Effective Period and (ii) after either it has been decided that you will be terminated without Cause during the Effective Period, or you have given notice of termination for Good Reason during the Effective Period.
(c)You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of your employment by another employer after the applicable Termination Date.
2.Procedures for Termination.
(a)    If it is intended that your employment be terminated by you for Good Reason you shall transmit to the Company written notice setting forth the particulars upon which you base your determination that Good Reason exists and, only if the stated basis therefore is capable of being cured, requesting a cure within ten days. Failing such a cure, a “final separation” shall then occur, and if such stated basis is not capable of cure by the Company, “final separation” shall occur simultaneously with delivery of such notice. For purposes of this Agreement, a “Termination Date” shall be deemed to have occurred upon the date of such “final separation”.
(b)    If it is intended that your employment be terminated by the Company, whether with Cause or without Cause, a “Termination Date” shall be deemed to have occurred upon the 30th day following the date of your receipt of written notice from the Company of this determination, or upon the date specified in such notice, whichever is later.
3.Dispute Resolution.
(a)    It is irrevocably agreed that if any dispute arises between us under this Agreement: (i) exclusive jurisdiction shall be in the lowest Texas state court of general jurisdiction sitting in Harris County, Texas; (ii) we are each at the time present in Texas for the purpose of conferring personal jurisdiction; (iii) any such action may be brought in such court, and any objection that the Company or you may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court is waived, and we each agree not to plead or claim the same; (iv) service of process in any such proceeding or action may be effected by mailing a copy thereof by registered or certified mail, return receipt requested (or any substantially similar form of mail), postage prepaid, to such party at the address provided in Section 6 hereof; and (v) prior to any trial on the merits, we will submit to court supervised, non-binding mediation.
(b)    Notwithstanding any contrary provision of Texas law, the Company shall have the burden of proof with respect to any of the following: (i) that Cause existed at the time any notice was given to you under Section 2; (ii) that Good Reason did not exist at the time notice was given to the Company under Section 2; and (iii) that a Change in Control has not occurred.
4.Successors; Binding Agreement.
(a)    In the event any Successor (as defined below) does not assume this Agreement by operation of law the Company will seek to have such Successor, by agreement in form and substance satisfactory to you, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. If there has been a Change in Control prior to, or a Change in Control will result from, any such succession, then failure of the Company to obtain at your request such agreement prior to or upon the effectiveness of any such succession (unless assumption occurs as a matter of law) shall constitute Good Reason for termination by you of your employment and, upon delivery of your written notice of termination to the Company, you shall be entitled to the benefits provided for in this Agreement as a result of such termination. “Successor” shall mean any Person that succeeds to, or has the ability to control, the Company’s business as a whole, whether directly by merger, consolidation, spin-off or similar transaction or indirectly by purchase of the Company’s Voting Securities or acquisition of all or substantially all of the assets of the Company.
(b)    This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
5.Fees and Expenses. The Company shall pay all legal fees and expenses incurred by you as a result of you seeking to interpret, obtain, assert or enforce any right or benefit conferred upon you by this Agreement to the extent you are the prevailing party. Such payment shall be made on or before the last day of the taxable year following the taxable year in which you incurred the applicable legal fees and expenses.
6.Notices. Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered in person to the persons specified below or deposited in the United States mail, certified or registered mail, postage prepaid and addressed as follows:

If to the Company:    Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention: Chief Executive Officer

If to you:    Jennifer Hartsock

Either party may change, by the giving of notice in accordance with this Section 6, the address to which notices are thereafter to be sent.
7.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
8.Survival. All obligations undertaken and benefits conferred pursuant to this Agreement shall survive any termination of your employment and continue until performed in full.
9.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement shall be governed in all respects, including as to validity, interpretation, construction, performance and effect, by the internal laws of the State of Texas without regard to choice of law principles.
10.Duplicate Originals. This Agreement has been executed in duplicate originals, with one to be held by each of the parties hereto.

If this Agreement correctly sets forth our understanding with respect to the subject matter hereof, please sign and return one copy of this Agreement to the Company.
Sincerely,
CAMERON INTERNATIONAL CORPORATION

By:         /s/ Jack B. Moore
Jack B. Moore
Chairman and     Chief Executive Officer

Agreed to as of the 21 day of May 2015

/s/ Jennifer L. Hartsock
Jennifer Hartsock

Annex I to Agreement dated May 8, 2015
between
Cameron International Corporation
and
Jennifer Hartsock
DEFINITION OF
CERTAIN TERMS

“Agreement” means the letter agreement between Jennifer Hartsock and the Company dated May 8, 2015.
“Bonus Plan” means for each year, the Company’s Management Incentive Compensation Plan or any other Plan adopted by the Board which provides for the payment of additional compensation on an annual basis to senior executive officers contingent upon the Company’s results of operations for that specific year, in either case as such Plan shall be amended or modified to, but not on or after, any Effective Date.
“Cause” means (i) your conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude, or (ii) your willful failure to perform substantially your duties with the Company (other than a failure due to physical or mental illness) which is materially and demonstrably injurious to the Company. No act or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company.
“Change in Control” means the earliest date at which:
(i)any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement;
(ii)individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board;
(iii)a merger or consolidation involving the Company or its stock or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company, unless, immediately following such transaction, 50% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of the Company’s outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 50% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding Voting Securities immediately prior to the transaction);
(iv)all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.
Anything else in this definition to the contrary notwithstanding, no Change in Control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring 20% or more of either the combined voting power of the Company’s outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.
“Code” means the Internal Revenue Code of 1986, as amended.
“Defined Contribution Plan” means the Company’s Retirement Savings Plan and Nonqualified Deferred Compensation Plan, as the same shall be amended or modified prior to, but not on or after, any Effective Date.
“Disability” means your continuing full-time absence from your duties with the Company for 180 days or longer as a result of physical or mental incapacity.
“Effective Date” means the earliest date to occur of any of the following: (i) any of the events set forth under the definition of Change in Control shall have occurred; (ii) the receipt by the Company of a Schedule 13D stating the intention of any Person to take actions which, if accomplished, would constitute a Change in Control; (iii) the public announcement by any Person of its intention to take any such action, in each case without regard for any contingency or condition which has not been satisfied on such date; (iv) the agreement by the Company to enter into a transaction which, if consummated, would result in a Change in Control; or (v) consideration by the Board of a transaction which, if consummated, would result in a Change in Control.
If, however, an Effective Date occurs but the proposed transaction to which it relates ceases to be actively considered, the Effective Period will be deemed not to have commenced for purposes of this Agreement. If an Effective Date occurs with respect to a proposed transaction which ceased to be actively considered but for which active consideration is revived, the Effective Date with respect to the Change in Control that ultimately occurs shall be that date upon which consideration was revived and ultimately carried through to consummation.
“Effective Period” means the period between the Effective Date of a Change in Control and the later of (i) two years following the Effective Date or (ii) one year following the consummation of the Change in Control.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Good Reason” means any of the following:
(i)    a change in your status, title(s) or position(s) with the Company, including as an officer of the Company, which, in your reasonable judgment, does not represent a promotion, with commensurate adjustment of compensation, from your status, title(s) and position(s) immediately prior to the Effective Date; or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status, title(s) or position(s); or the withdrawal from you of any duties or responsibilities which in your reasonable opinion are consistent with such status, title(s) or position(s); or any removal of you from or any failure to reappoint or reelect you to such position(s); provided that the circumstances described in this item (i) do not apply if as a result of your death, Retirement, or Disability or following receipt by you of written notice from the Company of the termination of your employment for Cause;
(ii)    a reduction by the Company any time after the Effective Date in your then current base salary;
(iii)    the failure by the Company to continue in effect any Plan in which you were participating immediately prior to the Effective Date other than as a result of the normal expiration or amendment of any such Plan in accordance with its terms; or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any such Plan on at least as favorable a basis to you as is the case immediately prior to the Effective Date or which would materially reduce your benefits under any such Plan or deprive you of any material benefit enjoyed by you immediately prior to the Effective Date, except with your express written consent;
(iv)    the relocation of the principal place of your employment to a location 25 miles further from your principal residence without your express written consent;
(v)    the failure by the Company upon a Change in Control to obtain the express assumption of this Agreement by any Successor (other than by operation of law);
(vi)    any refusal by the Company to continue to allow you to attend to or engage in matters or activities not directly related to the business of the Company which you attended to or were engaged in immediately prior to the Effective Date and which do not otherwise violate your obligations of employment with the Company; or
(vii)    any continuing material default by the Company in the performance of its obligations under this Agreement, whether before or after a Change in Control.
“Market Value” means, when used with respect to Shares or Voting Securities, the closing price thereof on the New York Stock Exchange on the date for which the Market Value is to be determined, or if not listed thereon, on such other exchange as shall at that time constitute the principal exchange for trading the Shares or Voting Securities.
“Other Plans” means any thrift, bonus or incentive, stock option or stock accumulation, pension, medical, disability, accident or life insurance plan, program or policy of the Company which is intended to benefit employees of the Company similarly situated to you (other than the Bonus Plan, Defined Benefit Plan, Defined Contribution Plan, or LTIP Plan).
“Person” means any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or any Plans sponsored by the Company.
“Perquisites” means individual perquisite benefits received by you immediately prior to the Effective Date, including, but not limited to, club membership dues and certain automobile expenses.
“Plans” means the Bonus Plan, Defined Benefit Plan, Defined Contribution Plan, LTIP Plan, and Other Plans.
“Retirement” means termination of your employment on or after the attainment of age 60 and 10 years of service under the Defined Contribution Plan.
“Severance Package” means your right to receive, and the Company’s obligation to pay and/or perform the following:
(a)    the Company shall pay to you, on the date six months, two days after the applicable Termination Date, a lump sum cash amount equal to the sum of (i) one times the highest annual rate of base salary in effect during the current year or any of the three years preceding the Termination Date, and (ii) one times the greater of (A) the target award you would have been eligible to receive under the Bonus Plan in respect of the current year, regardless of any limitations otherwise applicable to the Bonus Plan (i.e., the failure to have completed any vesting period or the current measurement period, or the failure to achieve any performance goal applicable to all or any portion of the measurement period) or (B) the largest award earned (whether or not paid) under the Bonus Plan in respect of any of the three years preceding the Termination Date;

(b)    you will be immediately vested in any unvested portion of your interest in the Defined Contribution Plan, and any portion which can not be provided under the Retirement Savings Plan will be paid in accordance with your latest election under the Company’s Nonqualified Deferred Compensation Plan;

(c)    the Company shall pay to you, on the date six months and two days after the applicable Termination Date, an amount in cash equal to one times the average annual cost incurred by the Company, during the three calendar years preceding the calendar year in which the Termination Date occurs, as a result of your participation in all insured and self-insured employee welfare benefit Plans and Perquisites in which you were entitled to participate immediately prior to the Termination Date (or such fewer whole calendar years as you have so participated).

(d)    Notwithstanding the foregoing provisions of the Severance Package, (i) if you are not a “Specified Employee” within the meaning of 409A of the Code as of your Termination Date, then the above provided benefits will be provided rather than six months and two days after the Termination Date, on the tenth day following the Termination Date and (ii) upon your death after the Termination Date any unpaid part of the Severance Package will be paid immediately.

Anything else in this Agreement to the contrary notwithstanding, if (i) your employment with the Company is terminated in connection with a Change in Control, (ii) you are entitled to the Severance Package, and (iii) your Termination Date occurs within 6 months prior to the closing of the transaction constituting a Change in Control, then all amounts to which you are or shall become entitled to under this Agreement, shall be paid on the date 6 months following the date of your termination of employment, provided that a Change in Control has occurred in such 6 month period.
“Shares” means shares of Common Stock, $.01 par value, of the Company as of the date of this Agreement, as the same shall be subsequently amended, modified or changed.
“Termination Date” shall have the meaning given it by Section 2 of the Agreement, provided that for purposes of the timing of any payment of non-qualified deferred compensation under Code Section 409A, “Termination Date” shall mean a “separation from service,” as defined in Section 1.409A-1(h) of the U.S. Treasury regulations has occurred.
“Voting Securities” means, with respect to any corporation or business enterprise, those securities which under ordinary circumstances are entitled to vote for the election of directors or others charged with comparable duties under applicable law.